CUSTODIAN AGREEMENT

         WHEREAS, TWENTIETH CENTURY INVESTORS, INC., a Maryland corporation ("Corporation") desires to appoint a custodian with respect to certain monies received from shareholders for the purchase of its shares; and

         WHEREAS,    UNITED   MISSOURI   BANK   OF   KANSAS   CITY,    N.A.,   a
nationally-chartered banking association ("Custodian"), desires to serve as a custodian for these assets of the Corporation;

         NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  herein
contained, and other good and valuable consideration, the parties hereto agree as follows:

         1. During the term of this Agreement the Corporation shall maintain one or more custody accounts (the "Accounts") with the Custodian and shall deposit in the Accounts all Automated Clearing House (ACH) purchases designated for the Corporation in payment for its shares.

         2. The Custodian shall process all ACH purchases pursuant to that certain Electronic Entries Agreement dated September 13, 1994, between the Custodian and Twentieth Century Services, Inc.

         3. The Custodian promptly and in a business-like manner shall process the items so deposited in the Accounts and remit the funds deposited to United States Trust Company of New York, the Corporation's Custodian, for deposit in Corporation's accounts there. Any funds not remitted by the close of each day shall be invested for the Corporation's benefit in such manner as the Corporation and Custodian may from time to time agree upon. All income from such investments shall be deposited in the Accounts. No funds shall be invested or otherwise utilized for the benefit of the Custodian.

         4. (a) The Custodian shall no later that 9 a.m. on every day (Saturdays, Sundays and Holidays excluded) report to the Corporation the balance in the Accounts and the amounts available for transfer to United States Trust Company of New York.

             (b) The Custodian shall furnish monthly bank statements of the Accounts in the usual form.

             (c) At least monthly the Custodian shall provide the Corporation with an account analysis showing average ledger and collected balance for the month, total items processed and other bank services used during the period.

         5. If the Corporation instructs the Custodian in any capacity to take any action with respect to any funds held by it hereunder, which action might subject the Custodian in the opinion of the Custodian to liability for any cost, loss, damage or expense, as a prerequisite to taking such action the Custodian shall be and be kept indemnified in an amount and form satisfactory to it.

         6. This Agreement may be terminated by the Corporation in whole or in part upon ten (10) days written notice delivered to the Custodian at 10th & Grand Streets, Kansas City, Missouri 64105 (mailing address P. O. Box 419226, Kansas City, Missouri 64141) or by the Custodian upon sixty (60) days written notice delivered to the Corporation at 4500 Main Street, Kansas City, Missouri 64111 (mailing address P. O. Box 419200, Kansas City, Missouri 64141), and each party may from time to time designate another address to which such notice shall be delivered. Such notices shall be sent by registered mail and shall be deemed delivered when deposited in the United States Mail, postage prepaid. In the event of the inability of the Custodian to serve or other termination of this Agreement by either party, the Corporation shall forthwith appoint a custodian which qualifies as such under the Investment Company Act of 1940 or any other applicable law and the Custodian shall deliver all funds to such successor custodian (or to any other Custodian of the Corporation's assets) and such delivery shall constitute a full and complete discharge of the Custodian's obligations hereunder. If no such successor shall be found and there should be no other custodian, the Corporation shall submit to the holders of shares of its capital stock, before permitting delivery of such cash to anyone other than a qualified custodian, the question whether the Corporation shall be dissolved or shall function without a Custodian; and pending such decision the Custodian shall,

                  (a) continue to hold the Accounts, or

                  (b) deliver the funds in the Accounts, and all other assets, if any, to a Bank or Trust Company selected by it, such funds and assets to be held subject to the terms of custody hereunder and any such delivery shall be a full and complete discharge of its obligations hereunder.

         7. If the Corporation shall be liquidated while this Agreement is in force, the Custodian shall distribute the property of the Corporation to creditors and shareholders in such manner as the Corporation may direct.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its officer or officers duly authorized, as of the 21st day of September, 1994.

                        TWENTIETH CENTURY INVESTORS, INC.

                        By: /s/ James E. Stowers III
                            Name:  James E. Stowers III
                            Title: President


                       UNITED MISSOURI BANK OF KANSAS CITY, N.A.

                       By: /s/ Michael Porter
                           Name: Michael Porter
                           Title: Senior Vice President/
                           Director of Operations